                                                                   EXHIBIT 10.30

                           ROBINSON LERER & MONTGOMERY

                            STRATEGIC COMMUNICATIONS

                                                            75 Rockefeller Plaza
                                                              New York, NY 10019
                                                                    212.484.6100
                                                               fax 212.484.741 1



July 28, 1998

Mr. Evan Myrianthopoulos
Vice President of Finance
Discovery Laboratories, Inc.
509 Madison Avenue, 14th Floor
New York, NY 10022

Dear Mr. Myrianthopoulos

This letter, when signed by both Discovery Laboratories, Inc. ("you" or "your") and Robinson Lerer & Montgomery, LLC ("we," "us" or "our"), will constitute an agreement (the "Agreement") between you and us with regard to our appointment by you as a consultant for certain of your corporate communications work, as described in the attached Exhibit A.

1. Fees: For our services on your behalf, you agree to pay us a fixed monthly fee of $10,000 (the "Fee") for each month during the term of this Agreement. For reference, our standard hourly time charges are as follows:

                Partner                                     $385-$450
                Principal                                   $325
                Executive Vice President                    $300
                Senior Vice President                       $260
                Vice President                              $200
                Senior Associate                            $160
                Associate                                   $125
                Assistant                                   $ 60


     It is understood and agreed that the above referenced hourly time charges shall be subject to change by us upon thirty (30) days prior written notice to you.

     Work Above Fee: In the event you ask us to perform work substantially above that contemplated by this Agreement, then you and we shall, in good faith, negotiate an additional fee for us in connection with such work.

     Reimbursements: For our outlays on your behalf, you agree to reimburse us for reasonable disbursements and other charges we incur in connection with providing services to you under this Agreement. We shall bill you monthly, in arrears, for such disbursements and other charges.

     Interest on Late Payments: On invoices for fees or reimbursements for which payment is not received within thirty (30) days, you agree to pay us simple interest, computed monthly, at one and one-half percent (1 1/2 percent) over the prime rate of interest in effect at Chase Manhattan Bank, in New York City, on the undisputed amount outstanding at the end of such 30-day period, until such payment is received. In the event of a disputed charge, you shall notify us in writing of the disputed amount and reason for the dispute, and you agree to pay all undisputed amounts owed while the dispute is under negotiation.

2. Term: This Agreement shall commence as of July 28, 1998, and will continue until December 31, 1998. Upon termination of this Agreement, you agree to pay all fees, disbursements and other charges incurred prior to the effective date of such termination.

3. Indemnity: You hereby agree to indemnify and hold harmless us and our officers, directors, members, agents, and employees (each of the foregoing, including us, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements, and other charges of counsel), actions, proceedings, arbitrations or investigations or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of our engagement by you to perform services hereunder or any Indemnified Person's role therein; provided, however, that you shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without your consent, unless your consent is unreasonably withheld, or (b) to the extent that it is finally judicially determined, or expressly stated in an arbitration award, that such Liabilities resulted primarily from the willful misconduct or gross negligence of the Indemnified Person seeking indemnification. In connection with your obligation to indemnify for expenses as set forth above, you further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees, disbursements, and other charges of counsel) as they are incurred by such Indemnified Person; provided, however, that if any Indemnified Person is reimbursed hereunder for any expenses, the amount so paid shall be refunded if and to the extent it is finally judicially determined, or expressly stated in an arbitration award, that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Person. You hereby also agree that neither we nor any other Indemnified Person shall have any liability to you (or anyone claiming through you or in your name) in connection with our engagement by you except to the extent that such Indemnified Person has engaged in willful misconduct or been grossly negligent. The foregoing provisions of this paragraph shall remain in effect indefinitely, notwithstanding any termination of the Agreement.

4. Applicable Law: This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of law. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings, written or oral, relating thereto. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. Neither party shall have the right to assign any of its right or obligations under this Agreement. No amendment or waiver of this Agreement shall be effective, binding, or enforceable unless in writing and signed by both you and us or, in the case of a waiver, by the party granting the waiver.

Please confirm that the foregoing correctly sets forth our understanding by signing and returning to us the enclosed duplicate copy of this letter.

                                            Very truly yours,


                                            By: /s/ Patricia S. Gallagher
                                                ---------------------------
                                                    Patrick S. Gallagher
                                                    Chief Financial Officer


ACCEPTED AND AGREED:


By: /s/ Evan Myrianthopoulos
    ------------------------
        Evan Myrianthopoulos
        Chief Financial Officer
        Discovery Laboratories, Inc.

                                                                       Exhibit A

Services: RLM will work to increase awareness of Discovery Laboratories and its products by targeted media outlets, and will provide additional communications support as requested and as contemplated by this Agreement.